SCHEDULE 14A
(RULE 14A-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION
PROXY STATEMENT TO SECTION 14(A) OF THE SECURITIES
EXCHANGE ACT OF 1934 (AMENDMENT NO.     )

Filed by the Registrant [X]
Filed by a Party other than the Registrant	[ ]
Check the appropriate box:

[ ] Preliminary Proxy Statement	[ ]	Confidential, for Use of the Com Only (as permitted by Rule 14a.6)
[ ] Definitive Proxy Statement [ X] Definitive Additional Materials [ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

TRIPLE-S MANAGEMENT CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

     Payment of Filing Fee (Check the appropriate box):

[X] No fee required. [ ] Fee computed on table below per Exchange Act Rules 14a-6(i) (1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

[ ]	Fee paid previously with preliminary materials:

[ ]	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11 (a) (2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

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(4)	Date File:

     Seventy-five percent of the shares issued and outstanding are needed in order to implement the proposal that you requested and approved in April 2001, which is the best option in order to assure the well being of your loved ones, of the medical and dental class, and the future of Triple S. THEREFORE...

     Send your proxy before the Special Shareholders’ Meeting on October 13, 2002!

     You have been responsible for Triple S’ success. Because of your dedication and hard work, thousands of Puertorricans have had access to the highest quality of health services. This is the time to approve the changes that will make the proposal a reality:

•	It will allow you to transfer your shares to your spouse or heirs.

•	It will add to the shareholder base more physicians and dentists who wish to become a part of the Triple-S family.

     You asked for it, you approved it and now its approval up to you!

FOR WHAT IS YOURS

     The proposal creates the Class B Shares, which permit the transfer of the shares that you currently own (Class A Shares) to your spouse or your heirs that are not physicians or dentists. However, in order for this to take place, you have to vote!

FOR YOUR LOVED ONES

     This new class of Shares will allow you to transfer to your loved ones the right to receive any dividends that in the future may be declared by the Corporation. However, in order for this to take place, you have to vote!

FOR THE MEDICAL AND DENTAL CLASS

     The proposal creates the Class C Shares which permits the participation of more physicians and dentists and the Class D Shares for your spouse or heirs that are not physicians or dentists. This is the time to assure that the future of the Corporation will stay in the hands of physicians and dentists.

At the Special Shareholders’ Meeting
On October 13, 2002 is where you should assure
what you wanted:

Send your proxy and approve the changes!

Send your proxy by fax at:
(787) 749-4191 or by mail at:
Triple S Management Corp.
Office of the Secretary of the Board
P.O. Box 363628
San Juan, P.R. 00936-3628

If you have any questions call at:
(787) 749-4014 / (787) 749-4116